Exhibit 99.5

ANNUAL REPORT, JOINT PROXY STATEMENT/PROSPECTUS

AND INSTRUCTIONS ON SUBMITTING YOUR PROXY

FOR THE

FPL GROUP, INC.

2006 ANNUAL MEETING OF SHAREHOLDERS

Account Number:

Proxy Access Number:

Dear Shareholder:

We are pleased to deliver your joint proxy statement/prospectus and annual report (if not previously delivered) via e-mail and provide you with the opportunity to submit your proxy online. The proxy joint statement/prospectus and annual report are now available, and you can now submit your proxy for the 2006 Annual Meeting of Shareholders.

Annual Meeting

The Annual Meeting of Shareholders of FPL Group, Inc. will be held at the [•], at 10:00 a.m. on [•], [•], 2006. Additional information is included in the Annual Meeting materials.

View Annual Meeting materials

To view the 2005 Annual Report and 2006 Joint Proxy Statement/Prospectus, please go to following Internet sites:

ANNUAL REPORT

http://www.fplgroup.com/reports/contents/annual_reports.shtml

JOINT PROXY STATEMENT/PROSPECTUS

http://www.fplgroup.com/reports/pdf/2006_proxy.pdf

Submit your Proxy

To submit your proxy for your FPL Group, Inc. shares, please visit: www.computershare.com/us/proxy/FPL and then follow the instructions. You will need your holder account number and proxy access number provided above. You only need to submit your proxy once.

Thank you for participating in FPL Group, Inc.'s Electronic Annual Meeting Material Program.

Remember your vote counts!

In connection with viewing your joint proxy statement/prospectus and annual report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. If you would like to receive a paper copy of the joint proxy statement/prospectus and/or annual report in the mail, please call FPL Group, Inc.'s transfer agent, Computershare Investor Services, LLC, at (888) 218-4392 (within the U.S. and Canada) or (312) 601-4332 (outside the U.S. and Canada).